Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708-483-1300 Ext 1331

TreeHouse Foods, Inc. Lowers 2011 Guidance as Pricing Lags Cost Increases

Oak Brook, IL, June 22, 2011 – TreeHouse Foods, Inc. (NYSE: THS) today announced that the lag in the Company’s pricing actions in response to higher freight, transportation, packaging and other related commodity costs has continued and is expected to be most acute during the second quarter.  As a result, the Company is lowering its full year 2011 adjusted earnings per share guidance to a range of $2.90 to $3.00 with the second quarter results expected to be between $0.42 and $0.44 per share.

For the second quarter, the Company estimates strong organic sales growth of 3.5%-4.0% and total net sales of nearly $490 million.  Gross margins, however, are expected to decline approximately 250 bps versus the second quarter of 2010 to between 22% and 23%.  For the year, TreeHouse expects gross margins to be flat to slightly below last year, as pricing actions initiated in the second quarter will be realized during the Company’s third and fourth quarters.

Sam K. Reed, Chairman and CEO, said, “While we are encouraged by our ongoing top line strength, I am disappointed that we are delivering results below our expectations.  The challenges we faced in the first quarter from rising fuel and other inputs have persisted, and as a private label company, a lag in pricing has a direct effect on earnings.  While our pricing efforts have been aggressive, the impact will not be realized in time to offset the higher cost environment of our second quarter.”

“The premise of our private label strategy remains intact.  The market for house brands is robust, as budget conscious consumers continue to seek value without compromise.  I am confident in our strategic vision, and we remain committed to generating long-term superior shareholder value,” continued Mr. Reed.

CONFERENCE CALL AND WEBCAST

TreeHouse management will host a conference call tomorrow, Thursday, June 23, 2011 at 8:30 a.m. EDT to discuss this announcement.  A webcast of the call may be heard live by visiting http://www.treehousefoods.com and by clicking on "Investor Relations", "Investor Overview."

In order to listen to the Webcast, users will need to have installed either Real Player or Windows Media Player software, which can be detected and downloaded by visiting the site.  A Webcast replay will be available for one year following the event within the "Investor Relations", "Audio Archives" section of the Company's Website.

ABOUT TREEHOUSE FOODS

TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels.  Its products include non-dairy powdered coffee creamer; canned soup, salad dressings and sauces; sugar free drink mixes and sticks, instant oatmeal and hot cereals; macaroni and cheese, skillet dinners and other value-added side dishes and salads; salsa and Mexican sauces; jams and pie fillings under the E.D. Smith brand name; pickles and related products; infant feeding products; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer.  TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings, drink mixes and instant hot cereals in the United States and Canada based on sales volume.

FORWARD LOOKING STATEMENTS

This press release contains "forward-looking statements." Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as "may," "should," "could," "expects," "seek to," "anticipates," "plans," "believes," "estimates," "intends," "predicts," "projects," "potential" or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. TreeHouse's Form 10-K for the year ended December 31, 2010 and subsequent report on form 10-Q discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.